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September 29, 1995

                                  CAI Wireless Systems, Inc. and ACS
                                  Enterprises Inc. announce consummation of pending merger; wireless cable acquisitions in Baltimore, Pittsburgh and Washington, D.C.; closing of CAI Senior Note offering; and completion of previously announced transactions with Bell Atlantic and NYNEX.

         CAI Wireless Systems, Inc. ("CAI") and ACS Enterprises, Inc. ("ACS") announced today the closing of the acquisition of ACS by CAI. Concurrently with the closing of the ACS acquisition, CAI completed the acquisition of Eastern Cable Networks of Washington, Inc. ("ECNW") certain wireless cable television assets in Baltimore, Maryland and certain wireless cable assets in Pittsburgh, Pennsylvania. As a result of all of the foregoing acquisitions, CAI will have wireless cable systems or wireless channel rights in 17 markets encompassing approximately 12.7 million line of sight households, as estimated by CAI, in major markets primarily in the northeast and mid-atlantic regions of the United States.

         The CAI and ACS shareholders voted in favor of the ACS acquisition at separate special meetings of shareholders on September 27, 1995. Under the Agreement and Plan of Merger, as amended, relating to the ACS acquisition, each ACS shareholder will receive for each ACS share held $3.50 in cash and 1.65 shares of CAI Common Stock.

         The cash portion of the consideration to be paid to ACS shareholders as well as the cash required for the ECNW, Baltimore and Pittsburgh acquisition is being financed by a portion of the net proceeds from the offering of $275 million of CAI's 12 1/4% Senior Notes due 2002. The offering, which also closed today, was a condition to the ACS acquisition.

         In addition, concurrently with the closing of the acquisitions and the Senior Notes offering, CAI completed the second stage of a two-stage transaction with affiliates of Bell Atlantic Corporation and NYNEX Corporation, including BANX Partnership ("BANX"). In the first stage, which took place on May 9, 1995. BANX paid CAI $30 million in cash to purchase convertible Term Notes and Warrants to purchase Voting Preferred Stock. In the second stage, which closed today, BANX purchased from CAI for $70 million in cash, 7,000 shares of Senior Preferred Stock and Warrants to purchase Voting Preferred Stock.